Exhibit 99.1

IGNYTA RECEIVES EUROPEAN MEDICINES AGENCY PRIME DESIGNATION FOR ENTRECTINIB

IN NTRK FUSION-POSITIVE SOLID TUMORS

October 17, 2017, 7:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE) — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced that the European Medicines Agency (EMA) has granted Priority Medicines (PRIME) designation for entrectinib in the treatment of NTRK fusion-positive, locally advanced or metastatic solid tumours in adult and paediatric patients who have either progressed following prior therapies or who have no acceptable standard therapy. Through the PRIME initiative, Ignyta will have enhanced EMA support, including optimizing the entrectinib development pathway, potentially accelerating assessment of the Marketing Authorisation Application (MAA), and engaging in early discussion with EMA and health technology assessments (HTAs) regarding reimbursement pathways. PRIME designation for entrectinib was substantially based on data from the Phase 2 global study, STARTRK-2.

“We are pleased and grateful that the EMA has accepted entrectinib into its PRIME program, which is analogous to the Breakthrough Therapy Designation from the U.S. FDA that entrectinib received earlier this year. This PRIME designation recognition is the result of the efforts of Ignyta’s team to ensure that entrectinib development was global in nature from its earliest days, and further validates the broad potential of entrectinib as a novel treatment for patients, regardless of age, with NTRK-positive tumors, a group of cancers for which there currently is no approved treatment,” said Jonathan Lim, M.D., chairman and CEO of Ignyta. “We look forward to collaborating with the EMA, as well as other global regulatory authorities, on the accelerated assessment of entrectinib with the goal to provide a new therapy for patients in need.”

Entrectinib is an investigational, orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor NTRK1/2/3 or ROS1 gene fusions. Entrectinib was previously granted Breakthrough Therapy Designation by the U.S. Food and Drug Administration (FDA) for the treatment of NTRK fusion-positive, locally advanced or metastatic solid tumors in adult and pediatric patients who have either progressed following prior therapies or who have no acceptable standard therapies in May 2017.

About the Priority Medicines (PRIME) Initiative

The PRIME initiative was launched in 2016 by the EMA to support the development and accelerate the review of new therapies to treat patients with unmet medical need. The criteria for the PRIME initiative require early clinical evidence that the therapy offers a therapeutic advantage over existing treatments or benefits patients without treatment options. This designation provides appointment of a rapporteur, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review earlier in the application process.

About Entrectinib

Entrectinib is an investigational, CNS-active, potent, and selective small molecule tyrosine kinase inhibitor of the TRK (tropomyosin receptor kinase) family of tyrosine kinase receptors (TRKA/B/C) and ROS1 proteins, which is in a Phase 2 clinical study and two Phase 1 clinical studies in molecularly defined adult patient populations for the treatment of solid tumors, and a Phase 1/1b clinical study in pediatric patients with advanced solid tumor malignancies.

About STARTRK-2

STARTRK-2 is an open-label, multicenter, global Phase 2 basket study of entrectinib for the treatment of patients with locally advanced or metastatic solid tumors that harbor NTRK1/2/3, ROS1, or ALK rearrangements. The basket design screens patient tumor samples for the relevant targets to take full advantage of entrectinib’s demonstrated preliminary clinical activity across a range of different tumor types and molecular targets.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with rare cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the development of and path to potential regulatory approval of entrectinib, the impact of entrectinib’s PRIME designation on Ignyta’s interactions with EMA and the EMA’s commitment to the advancement of entrectinib. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; our dependence on third party manufacturers for supply of our product candidates and any approved products; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the

CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contact Information:

Ignyta, Inc.

Jacob Chacko, M.D., 858-255-5959

CFO

jc@ignyta.com